Exhibit 5.1

[Cleary Gottlieb Steen & Hamilton LLP Letterhead]

June 28, 2010

América Móvil, S.A.B. de C.V.

Lago Alberto 366

Colonia Anahuac

11320 México, D.F. México

Ladies and Gentlemen:

We have acted as special United States counsel to América Móvil, S.A.B. de C.V. (the “Company”), a sociedad anónima bursátil de capital variable organized under the laws of the United Mexican States (“Mexico”), and Radiomóvil Dipsa, S.A. de C.V., a sociedad anónima de capital variable organized under the laws of Mexico, as guarantor (the “Guarantor”), in connection with the Company’s offering pursuant to a registration statement on Form F-3ASR (No. 333-162217) of €1,000,000,000 aggregate principal amount of its 3.75% Senior Notes due 2017 (the “2017 Euro Notes”), €750,000,000 aggregate principal amount of its 4.75% Senior Notes due 2022 (the “2022 Euro Notes”) and £650,000,000 aggregate principal amount of its 5.75% Senior Notes due 2030 (the “Sterling Notes” and, together with the 2017 Euro Notes and the 2022 Euro Notes, the “Securities”) to be issued under an indenture dated as of September 30, 2009 (the “Base Indenture”), as supplemented by the Fifth Supplemental Indenture, dated as of June 28, 2010 relating to the 2017 Euro Notes (the “Fifth Supplemental Indenture” and, together with the Base Indenture, the “2017 Indenture”), the Sixth Supplemental Indenture, dated as of June 28, 2010 relating to the 2022 Euro Notes (the “Sixth Supplemental Indenture” and, together with the Base Indenture, the “2022 Indenture”), and the Seventh Supplemental Indenture, dated as of June 28, 2010 relating to the Sterling Notes (the “Seventh Supplemental Indenture” and, together with the Base Indenture, the “2030 Indenture”), in each case among the Company, the Guarantor, The Bank of New York Mellon, as trustee (the “Trustee”) and The Bank of New York Mellon (Luxembourg) S.A., as Luxembourg paying agent and Luxembourg transfer agent. Such registration statement, as amended as of its most recent effective date (June 17, 2010), insofar as it relates to the Securities (as determined for purposes of Rule 430B(f)(2) under the

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U.S. Securities Act of 1933, as amended (the “Securities Act”)), but excluding the documents incorporated by reference therein, is herein called the “Registration Statement.”

In arriving at the opinions expressed below, we have reviewed the Registration Statement, including the Base Indenture, which is incorporated by reference therein as an exhibit, we have reviewed the Fifth Supplemental Indenture, the Sixth Supplemental Indenture and the Seventh Supplemental Indenture, the global notes representing the Securities, and we have reviewed the guarantees relating to the Securities (the “Guarantees”) as executed by the Guarantor. In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and the Guarantor and such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that:

1. Each of the 2017 Euro Notes, the 2022 Euro Notes and the Sterling Notes are the valid, binding and enforceable obligations of the Company, entitled to the benefits of the 2017 Indenture, the 2022 Indenture and the 2030 Indenture, respectively.

2. The Guarantees are the valid, binding and enforceable obligations of the Guarantor.

Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of the Company or the Guarantor, (a) we have assumed that the Company, the Guarantor and each other party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to the Company or the Guarantor regarding matters of the federal law of the United States of America or the law of the State of New York that in our experience normally would be applicable to general business entities with respect to such agreement or obligation), (b) such opinions are subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity and (c) such opinions are subject to the effect of judicial application of foreign laws or foreign governmental actions affecting creditors’ rights.

We express no opinion as to the subject matter jurisdiction of any U.S. federal court to adjudicate any action relating to the Base Indenture, the Fifth Supplemental Indenture, the Sixth Supplemental Indenture, the Seventh Supplemental Indenture, the Securities or the Guarantees where jurisdiction based on diversity of citizenship under 28 U.S.C. §1332 does not exist. We

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note that (a) the designation in Section 115 of the Base Indenture of the U.S. federal courts located in the Borough of Manhattan, The City of New York as the venue for actions or proceedings relating to the Base Indenture, the Securities and Guarantees and the designation in Section 301 of each of the Fifth Supplemental Indenture, the Sixth Supplemental Indenture and the Seventh Supplemental Indenture of the U.S. federal courts located in the Borough of Manhattan, The City of New York as the venue for actions or proceedings relating to each of the Fifth Supplemental Indenture, the Sixth Supplemental Indenture and the Seventh Supplemental Indenture, respectively, (notwithstanding the waivers in Section 115 of the Base Indenture, Section 301 of each of the Fifth Supplemental Indenture, the Sixth Supplemental Indenture and the Seventh Supplemental Indenture) is subject to the power of such courts to transfer actions pursuant to 28 U.S.C. §1404(a) or to dismiss such actions or proceedings on the grounds that such a federal court is an inconvenient forum for such an action or proceeding and (b) the enforceability in the United States of the waiver in Section 115 of the Base Indenture, and Section 301 of each of the Fifth Supplemental Indenture, the Sixth Supplemental Indenture and the Seventh Supplemental Indenture, by each of the Company and the Guarantor of any immunity from jurisdiction or to service of process is subject to the limitations imposed by the United States Foreign Sovereign Immunities Act of 1976.

We note that by statute New York provides that a judgment or decree rendered in a currency other than the currency of the United States shall be converted into U.S. dollars at the rate of exchange prevailing on the date of entry of the judgment or decree. There is no corresponding U.S. federal statute and no controlling U.S. federal court decision on this issue. Accordingly, we express no opinion as to whether a U.S. federal court would award a judgment in a currency other than U.S. dollars or, if it did so, whether it would order conversion of the judgment into U.S. dollars.

We express no opinion as to the enforceability of the judgment currency indemnities in Section 1010 of the Base Indenture and Section 302 of each of the Fifth Supplemental Indenture, the Sixth Supplemental Indenture and the Seventh Supplemental Indenture.

In addition, we note that the waiver of defenses relating to the Guarantees in Section 1101 of the Base Indenture may be ineffective to the extent that any such defense involves a matter of public policy in New York.

The foregoing opinions are limited to the federal law of the United States of America and the law of the State of New York.

We hereby consent to the incorporation by reference of this opinion in the Registration Statement and to the reference to this firm in the prospectus constituting a part of the Registration Statement under the heading “Validity of Securities” and in any prospectus supplements related thereto under the headings “Validity of the Notes” as counsel for the Company and the Guarantor who have passed on the validity of the Securities being registered by the Registration Statement. In giving such consent, we do not thereby admit that we are

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within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By	/s/ Duane McLaughlin
Duane McLaughlin, a Partner